LOCORR INVESTMENT TRUST
FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

    THIS FIRST AMENDMENT dated as of the 2nd day of December, 2011, to the Transfer Agent Servicing Agreement (the “Agreement”) dated as of February 14, 2011, is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jon C. Essen	By:	/s/ Michael R. McVoy

Name:	Jon C. Essen	Name:	Michael R. McVoy

Title:	COO	Title:	Executive Vice President

12/2011	1

Amended Exhibit A

to the Transfer Agent Servicing Agreement

Separate Series of LoCorr Investment Trust

Name of Series
LoCorr Managed Futures Strategy Fund
LoCorr Long/Short Commodities Strategy Fund

12/2011	2